Pricing Supplement dated April 24, 2003                          Rule 424(b)(3)
(To Prospectus dated November 21, 2001 and                   File No. 333-72304
Prospectus Supplement dated April 18, 2003)               CUSIP No.:  72447WAA7




                                PITNEY BOWES INC.

                      Global Medium-Term Notes - Fixed Rate


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Principal amount:  $350,000,000                            Interest rate:  4.75%
Issue price:  99.827%                       Original issue date:  April 29, 2003
Agent's discount or commission:  .700%       Stated maturity date:  May 15, 2018
Net proceeds to Pitney Bowes:  $346,944,500
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Interest payment dates:

         [ ] February 1 and August 1
         [X] Other:  May 15 and November 15, commencing on November 15, 2003

Regular record dates (if other than the 15th day of January and July):
May 1 and November 1

Original issue discount:  [ ] Yes      [X] No
         Issue price:
         Total amount of OID:
         Yield to maturity:
         Initial accrual period OID:

Day count convention:
         [ ] Actual/360
         [ ] Actual/actual
         [X] 30/360

Redemption:
         [ ] The notes cannot be redeemed prior to the stated maturity date.
         [X] The notes can be redeemed prior to the stated maturity date - see
             "Other Provisions"

Tax redemption: [ ] Yes   [X] No


                                       (1)
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Repayment:
         [X] The notes cannot be repaid prior to the stated maturity date.
         [ ] The notes can be repaid prior to the stated maturity date at the option of the holder of the notes.
             Optional repayment date(s):
             Optional repayment price(s):

Additional amounts payable:  [ ] Yes    [X] No

Specified currency (if other than U.S. dollars):

Authorized denomination (if other than U.S. $1,000 and integral multiples thereof):

Trustee, registrar, authenticating and paying agent:  SunTrust Bank

Exchange rate agent, if any:

Additional paying agent, if any:

Exchange listing: [ ] Yes     [X] No
         Exchange:

Form:
         [X] Book-entry (to be held on behalf of The Depository Trust Company)
         [ ] Book-entry (to be held by a common depositary for Clearstream
             Banking S.A. and Euroclear Bank S.A./N.V., as operator of the Euroclear System)
         [ ] Book-entry (to be held by The Depository Trust Company and a common depositary)
         [ ] Individually certificated

Agent:
         [X] J.P. Morgan Securities Inc.
         [X] ABN AMRO Incorporated
         [X] Barclays Capital Inc.
         [X] Citigroup Global Markets Inc.
         [X] Deutsche Bank Securities Inc.
         [X] Goldman, Sachs & Co.
         [X] Morgan Stanley & Co. Incorporated
         [X] Other: The Williams Capital Group, L.P.

Agent acting in the capacity as indicated below:
         [ ] Agent     [X] Principal

If acting as principal:
         [ ] The notes are being offered at varying prices related to prevailing market prices at the time of resale.
         [X] The notes are being offered at a fixed initial public offering price of 99.827% of the principal amount.


                                       (2)

If acting as agent:
         The notes are being offered at a fixed initial public offering price of _____% of the principal amount.

Other provisions:
         Pitney Bowes Inc. may redeem the notes, in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the date on which the notes are to be redeemed on a semi-annual basis, assuming a 360-day year of twelve 30-day months, at the adjusted treasury rate selected by the quotation agent plus 15 basis points, plus in each case, accrued interest on the notes to the date on which the notes are to be redeemed. We will appoint Deutsche Bank Securities Inc.and J.P. Morgan Securities Inc.
         or their successors and one or more primary U.S. Government securities dealers in New York City as reference dealers and we will select one of these reference dealers to act as our quotation agent.



                      The above terms have been completed as applicable.


                                   * * * * *


Certain of the agents will make these Notes available for sale on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between those agents and their respective customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from agents utilizing Market Axess's system based on transactions they conduct through the system. These agents will make the Notes available to their respective customers through the Internet, whether made through a proprietary or third-party system, on the same terms as sales made through other channels.


                                       (3)